Exhibit 10.2

Termination of Employment Agreement

In consideration for the parties’ entry into that certain Employment Agreement between Players Network and Mark Bradley Feldgreber dated July 17, 2015, Players Network and Mark Bradley Feldgreber hereby agree that, effective as of July 1, 2015, that certain Employment Agreement dated September 1, 2010 (the “2010 Agreement”), between Players Network and Mark Bradley Feldgreber is hereby terminated. Neither party to the 2010 Agreement shall have any continuing obligations thereunder, except that any amounts due by Players Network to Mark Bradley Feldgreber pursuant to the 2010 Agreement as of the date hereof shall continue to be due and owing by Players Network to Mark Bradley Feldgreber.

PLAYERS NETWORK

Dated: July 17, 2015	By:
Name:
Title:

/s/ Mark Bradley Feldgreber
Dated: July 17, 2015	Mark Bradley Feldgreber